Exhibit 99.1

SOHU.COM TO ACQUIRE GOODFEEL, MOBILE VALUE-ADDED SERVICE PROVIDER

Acquisition Accelerates SOHU’s Differentiation in cutting edge mobile value-added services offerings

BEIJING, CHINA, May 17, 2004 - SOHU.COM Inc. (Nasdaq: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, today announced it has entered into a definit iv e agreement to acquire Beijing G. Feel Technology Co., Ltd. (‘Goodfeel’), a leading Chinese provider of value added mobile data services for Wireless Applications Protocol (WAP) . This acquisition will bring 800,000 monthly paying subscribers of wireless value-added services, and strengthen the leading position of SOHU in the Chinese wireless data market.

WAP is a rapidly growing area in the Chinese wireless data market. Goodfeel, a Beijing-based WAP service provider, offers WAP services via China Mobile Communication Corporation (CMCC) throughout China. CMCC, China’s largest wireless operator, allows subscribers Internet browsing on their mobile phones through a quick and convenient ‘One Key Access’ Monternet platform. Goodfeel is one of the leading WAP service provider s to China Mobile, with its main product being ringtone and picture logos. Goodfeel e njoys preferential menu placement positioning on this Monternet platform, a key competitive advantage relative to other service providers. According to the report from Goodfeel’s management team, the revenue for the 2003 reached US$1 million, while revenue for the first quarter of 2004 exceeded US$1.3 million.

“Of China’s nearly 300 million mobile phone users, a growing number of mobile users are enjoying the fun of using WAP services. SOHU believes the next generation services, in particularly WAP, will bring new growth momentum in the wireless data market because of the enhanced audio-visual quality and content-rich multi-media of value added services . At present, SOHU enjoys a leading position in the short messaging services (SMS) and multimedia messaging services (MMS) market. This acquisition will strengthen our differentiation in cutting edge mobile value-added services offerings, providing an opportunity to SOHU to develop services on various platforms for the wireless data market. “ said Charles Zhang, Chairman and CEO of SOHU.com

SOHU will pay US$18 million in cash for the deal upon closing .

“The acquisition of Goodfeel expands our WAP offerings with proven products and services, which we believe will enable us to grow market share on the next generation platforms of China’s wireless data market,” said Victor Koo, President and COO of SOHU.com..

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability.

We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, Quarterly Report on Form 10Q for the quarter ended March 31, 2004 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the largest and most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com ; #1 games portal www.17173.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/